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EXHIBIT 99         PRESS RELEASE

               Pulaski Financial Corp. Announces Return of Capital

ST. LOUIS, April 3 /PRNewswire/ -- Pulaski Financial Corp. (Nasdaq: PULB - news) announced today that its Board of Directors declared a special cash distribution in the amount of $4.00 per share. The cash distribution will be payable on September 1, 2000 to stockholders of record as of the close of business on August 1, 2000. Management of the Company expects that most of the distribution will be a non-taxable return of capital, although the exact amount of the distribution that could be considered non-taxable cannot be confirmed until the Company's operating results for the 2000 tax year have been determined. The amount of the special cash distribution that would be treated as a return of capital will be treated as a reduction in the cost basis of each share and will not be subject to income tax as a dividend to shareholders.

William A. Donius, Chairman and Chief Executive Officer of Pulaski Financial Corp. indicated that the Board of Directors declared the special cash distribution in view of the strong capital position of the Company's subsidiary, Pulaski Bank, and the difficulty of achieving a competitive return on equity with the Company's current capital position.

Mr. Donius stated that, "We believe that the special cash distribution is in the best interest of the Company and its shareholders. When we converted the company from the mutual holding company format into a full public company, the regulatory process dictated the resulting capital level of the new entity. Returning capital to shareholders affords us the opportunity to right-size the capital level of the company. We believe productive capital deployment is a critical tool in developing value for shareholders. The special cash distribution is reflective of the Board's commitment to enhance shareholder value."

The Company expects to record a one-time compensation expense in connection with the pass- through of the special distribution to recipients of restricted stock awards under the Company's 2000 Stock-Based Benefit Plan. However, it is anticipated that the special distribution will also result in a reduction of the Company's ongoing compensation expense with respect to such awards as a result of adjustments to the value of unvested shares subject to awards. In addition, it is expected that the trustees of Pulaski Bank's Employee Stock Ownership Plan will apply the special distribution to regularly scheduled payments and a prepayment of principal on the ESOP's debt obligation to the Company. This application of the special distribution will also result in increased compensation expense for the current quarter, as additional shares are committed to be released to ESOP participants. The aggregate expense amount of the entire transaction is anticipated to be approximately $1,400,000, with the majority of the expense incurred in the quarter ended, March 31, 2000.

Further, CEO William A. Donius announced that the Corporation's Board of Directors declared a 9 cents per share quarterly cash dividend on the Corporation's outstanding common stock. The regular quarterly cash dividend will be payable on April 24, 2000 to stockholders of record April 10, 2000.



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Pulaski Bank is an FDIC-insured retail banking institution that provides consumer oriented financial services through five offices within the St. Louis metropolitan area.


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